Exhibit 4(b)(xii)

MERRILL LYNCH & CO., INC.

TO

JPMORGAN CHASE BANK,

as Trustee

SIXTEENTH SUPPLEMENTAL INDENTURE

Dated as of June 4, 2004

Amending a series of Securities designated

Merrill Lynch & Co., Inc.

9% Callable STock Return Income DEbt Securities

due May 22, 2006

Payable at maturity with JetBlue Airways Corporation common stock

Supplement to Indenture

Dated as of April 1, 1983,

as Amended and Restated

Sixteenth Supplemental Indenture, dated as of June 4, 2004 (the “Supplemental Indenture”), by and between Merrill Lynch & Co., Inc., a corporation organized and existing under the laws of the State of Delaware, having its principal office at 4 World Financial Center, New York, New York 10080 (the “Company”), and JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank and Chemical Bank (successor by merger to Manufacturers Hanover Trust Company), a corporation duly organized and existing under the laws of the State of New York and having its Corporate Trust Office at 4 New York Plaza, 15th Floor, New York, New York 10004, as trustee (the “Trustee”).

WHEREAS, the Company has heretofore executed and delivered its Indenture, dated as of April 1, 1983 and restated as of April 1, 1987 (as amended and supplemented to the date hereof, the “Principal Indenture”), to the Trustee to provide for the issuance from time to time of its unsecured and unsubordinated debentures, notes or other evidences of senior indebtedness (the “Securities”), unlimited as to principal amount; and

WHEREAS, the Principal Indenture, as amended by the Trust Indenture Reform Act of 1990, and this Supplemental Indenture are hereinafter collectively referred to as the “Indenture”; and

WHEREAS, the Company proposes to amend a series of securities issued pursuant to the Principal Indenture designated Merrill Lynch & Co., Inc. 9% Callable STock Return Income DEbt Securities due May 22, 2006 Payable at maturity with JetBlue Airways Corporation common stock (the “Callable STRIDES”); and

WHEREAS, Section 901 of the Principal Indenture provides that, without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Principal Indenture, in form satisfactory to the Trustee, to correct or supplement any provision which may be defective or to make any other provisions with respect to matters or questions arising under the Principal Indenture which shall not be inconsistent with the provisions of the Principal Indenture and which shall not adversely affect the interests of the Holders of Securities of any series or any related coupons in any material respect; and

WHEREAS, the Company has duly authorized the execution and delivery of this Supplemental Indenture, and all things necessary to make this Supplemental Indenture a valid agreement of the Company, in accordance with its terms, have been done;

NOW, THEREFORE, the Company and the Trustee, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby covenant and agree, for the equal and proportionate benefit of all Holders of the Callable STRIDES, as follows:

Article I

AMENDMENT OF CERTAIN PROVISIONS OF THE CALLABLE STRIDES

Section 101. Amendment to Callable STRIDES. The Callable STRIDES shall hereinafter be designated as “Merrill Lynch & Co., Inc. 10% Callable STock Return Income DEbt Securities due May 22, 2006 Payable at maturity with JetBlue Airways Corporation common stock,” and all references to interest on such Callable STRIDES accruing at a rate of 9% per year shall be replaced by references to interest (whether set forth in the note representing such Callable STRIDES or otherwise) on such Callable STRIDES accruing at a rate of 10% per year. All other terms of such Callable STRIDES shall remain the same.

Section 102. Application of Supplemental Indenture. This Supplemental Indenture applies to the series defined herein as Callable STRIDES, is only for the benefit of the Holders of the Callable STRIDES and does not affect any other series issued pursuant to the Principal Indenture.

Article II

MISCELLANEOUS

Section 201. Effect of Supplemental Indenture. The Principal Indenture, as supplemented and amended by this Supplemental Indenture and all other indentures supplemental thereto, is in all respects ratified and confirmed, and the Principal Indenture, this Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

Section 202. Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required or deemed to be included in this Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required or deemed included provision shall control.

Section 203. Definitions. Capitalized terms used in the Note dated May 21, 2004, relating to the Callable STRIDES (the “Note”) and this Supplemental Indenture but not defined herein are used as they are defined in the Note. Capitalized terms used in the Principal Indenture and this Supplemental Indenture, but not used in the Note and not defined herein, are used as they are defined in the Principal Indenture.

Section 204. Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

Section 205. Separability Clause. In case any provision in this Supplemental Indenture or in the Callable STRIDES shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions (or of the other series of Securities) shall not in any way be affected or impaired thereby.

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Section 206. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders of the Callable STRIDES, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

Section 207. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 208. Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 209. Responsibility for Recitals. The recitals contained herein shall be taken as statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of the Principal Indenture or this Supplemental Indenture.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

MERRILL LYNCH & CO., INC.

By:	/s/ RUSSELL L. STEIN
Name: Russell L. Stein
Title: Treasurer

JPMORGAN CHASE BANK, as Trustee

By:	/s/ ALBERT P. MARI, JR.
Name: Albert P. Mari, Jr.
Title: Vice President